UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 23, 2007

ShengdaTech, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-31937	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Youth Pioneer Park Tai’an Economic and Technological Development Zone Tai’an City, Shandong Province 271000 People’s Republic of China
(Address of principal executive offices)

(86-538) 856-0618
(Registrant’s telephone number, including area code)

Zeolite Exploration Company
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers.

Effective February 23, 2007, we expanded the size of our board of directors from one director to five directors and appointed the following four individuals as new members of our board: Mr. A. Carl Mudd, Mr. Sheldon B. Saidman, Mr. Dongquan Zhang and Ms. Anhui Guo. Mr. Mudd, Mr. Saidman and Mr. Zhang were determined by the board to be “independent” directors under applicable SEC and Nasdaq rules. Ms. Guo is our Chief Financial Officer. Our continuing director, Mr. Xiangzhi Chen, is our President and Chief Executive Officer.

In connection with these new board appointments, our board formed an audit committee, a compensation committee and a governance and nominating committee. Mr. A. Carl Mudd, Mr. Sheldon B. Saidman, Mr. Dongquan Zhang were all appointed to each of these three committees, which are comprised solely of our independent directors.

Non-employee directors will receive compensation for their service on the board and board committees consisting of (i) an annual retainer of $35,000, of which $17,000 will be paid in cash and $18,000 in restricted shares of our common stock, (ii) $1,000 for each telephonic meeting and (iii) $5,000 for each in-person meeting. The chairperson of the audit committee will receive an additional $5,000 annually. We will also reimburse directors for travel and other out-of-pocket expenses incurred in connection with their board service.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year

Effective February 23, 2007, our board of directors adopted new bylaws, a copy of which is attached to this Current Report as Exhibit 3.1.

Item 5.05 Amendments to the Registrants Code of Ethics, or Waiver of a Provision of the Code of Ethics

Effective February 23, 2007, our board of directors adopted a Code of Conduct and Ethics that applies to all its directors, officers and employees, a copy of which is attached to this Current Report as Exhibit 14.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

3.1 Bylaws

14.1 Code of Conduct and Ethics

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHENGDATECH, INC.

Date: March 1, 2007	By:	/s/ Xiangzhi Chen
Xiangzhi Chen, President and Chief Executive Officer